Receivable Acquisition & Management Corp. announces Net Income increases 405% for quarter ending June 30, 2006 over comparable period.

Tuesday, August 15, 2006

New York, NY., August 15, 2006 - Receivable Acquisition & Management Corporation (OTCBB: RCVA) announced today that it's Net Income was $137,018 during the quarter ended June 30, 2006 versus a net loss of $44,797 during the quarter ended June 30, 2005, a 494% increase. Net collections for the period ended June 30, 2006 was $302,535 versus $213,575 for the period ended June 30, 2005, a 42%
Increase.

Max Khan, CEO said, "We are delighted with the current results and believe the company is heading in the right direction which is indicated by our quarter to quarter finance income increases. We expect to ramp up purchases of portfolios of consumer receivables over the next several quarters however we cannot provide any guarantees."

With portfolios held as of June 30, 2006, RCVA estimates remaining collections of $2,784,000 over the next 24-36 months..

Information about Receivable Acquisition & Management Corporation (RCVA):

Based in New York City, Receivable Acquisition & Management Corporation, specializes in acquisition and liquidation of performing, sub-performing and non-performing receivables. The Company outsources all its collections to specialists in the U.S. and United Kingdom. For additional information, please visit our Web site at http://www.ramcoglobal.com .

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Receivable Acquisition & Management Corporation believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Receivable Acquisition & Management Corporation's expectations. Factors that could contribute to such differences include those identified in Receivable Acquisition & Management Corporation's Form 10-K for the fiscal year ended September 30, 2005, and those described from time to time in Receivable Acquisition & Management Corporation's other filings with the Securities and Exchange Commission, news releases and other communications, including that RAM may not be able to purchase receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Receivable Acquisition & Management Corporation's reports with the Securities and Exchange Commission are available free of charge through its website at http://www.ramcoglobal.com .

CONTACT:

Telephone:        800-521-6959
Email:            info@ramcoglobal.com